Exhibit 99.1

IGM Biosciences Announces Second Quarter 2022 Financial Results and Provides Corporate Update

– Continued Advancement in Clinical Development of Imvotamab (IGM-2323) and IGM-8444 –

– Received $150 Million Upfront Payment in Connection with Closing of Collaboration Agreement with Sanofi –

MOUNTAIN VIEW, Calif., August 08, 2022 – IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical-stage biotechnology company focused on creating and developing IgM antibodies, today announced its financial results for the second quarter ended June 30, 2022 and provided an update on recent developments.

“We continued to make good progress in the second quarter in our two Phase 2 clinical trials of our IgM T cell bispecific antibody, imvotamab, and in our Phase 1 clinical trial of our IgM Death Receptor 5 (DR5) agonist, IGM-8444, in multiple combination treatment regimens. We also made good progress across our preclinical pipeline in the second quarter, and we continue to expect to file INDs for our targeted IL‑15 IgM antibody, IGM-7354, and our CD38 x CD3 bispecific IgM antibody, IGM-2644, this year,” said Fred Schwarzer, Chief Executive Officer of IGM Biosciences. “In the second quarter, we also initiated our research collaboration with Sanofi for the development of agonist IgM antibodies against three oncology targets and three autoimmune/inflammation targets.”

Pipeline Updates

Imvotamab (CD20 x CD3)

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Clinical development of imvotamab (IGM-2323) advances. IGM continues to advance the clinical development of imvotamab, the Company’s novel IgM T cell engaging bispecific antibody, and continues to enroll patients in two Phase 2 clinical trials to assess the safety and efficacy of two doses, 100 mg and 300 mg, in patients with relapsed and/or refractory diffuse large B cell lymphoma and follicular lymphoma. IGM expects to provide an initial Phase 2 efficacy and safety update later this year or in the first quarter of 2023.

IGM-8444 (DR5)

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Clinical development of IGM-8444. IGM continues to advance the clinical development of IGM-8444, the Company’s IgM DR5 agonist, in an open-label, multicenter, Phase 1 clinical trial in multiple combination treatment regimens in subjects with relapsed and/or refractory solid and hematologic cancers.
o
Three initial patients dosed in the fourth FOLFIRI dose cohort. IGM announced that it has successfully dosed the initial three patients in the fourth and final planned FOLFIRI combination dose escalation cohort (10 mg/kg Q2W) with no dose limiting toxicities (DLTs) and no clinically significant liver toxicity observed to date. IGM plans to continue to enroll patients in the fourth FOLFIRI dose cohort and expects to provide an initial efficacy and safety update on the FOLFIRI combination later this year or in the first quarter of 2023.
o
Third birinapant dose cohort successfully completed. IGM also announced that it has cleared the third of four planned birinapant combination dose escalation cohorts with no DLTs and no clinically significant liver toxicity observed to date. IGM is currently enrolling patients in the fourth planned birinapant combination dose escalation cohort.

IGM-7354 (IL-15 x PD-L1)

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IND application expected to be filed this year. IGM expects to file an Investigational New Drug Application (IND) for IGM-7354, the Company’s targeted IL-15 IgM antibody, in solid tumors this year.

IGM-2644 (CD38 x CD3)

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IND application expected to be filed this year. IGM expects to file an IND for IGM-2644, the Company’s CD38 x CD3 bispecific IgM antibody, in multiple myeloma this year.

Corporate Updates

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Collaboration agreement with Sanofi. In connection with the closing of the previously-announced collaboration agreement, IGM received a $150 million upfront payment from Sanofi in the second quarter. The agreement is for the creation, development, manufacture, and commercialization of IgM antibody agonists against three oncology targets and three immunology/inflammation targets. In addition to the $150 million upfront payment, IGM is eligible to receive potentially over $6 billion in aggregate development, regulatory and commercial milestones, a 50:50 profit share in certain major market countries and tiered royalties on net sales in the rest of world for oncology targets, and tiered royalties on global net sales for autoimmune/inflammation targets.
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Umesh Muchhal, Ph.D., appointed Senior Vice President of Antibody Sciences. Dr. Muchhal brings over 24 years of biotech experience to IGM and is an industry leader in the design and development of novel antibody-based therapeutics. He has co-authored 24 publications and is an inventor on more than 15 granted U.S. patents. Prior to joining IGM, he led the Protein Sciences and Technology teams at Xencor. Dr. Muchhal received a Ph.D. in Molecular Biology from the University of Nebraska-Lincoln and an M.S. in Microbiology from the Maharaja Sayajirao University of Baroda.
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Steven Weber appointed Senior Vice President, Corporate Controller and Principal Accounting Officer. Mr. Weber has over 20 years of experience leading financial operations. Most recently, Mr. Weber served as Vice President and Principal Accounting Officer at Aeglea BioTherapeutics, where he held several positions of increasing responsibility. Mr. Weber received an M.P.A. and a B.B.A. in Accounting from the University of Texas at Austin.

Second Quarter 2022 Financial Results

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Cash and Investments: Cash and investments as of June 30, 2022 were $513.2 million, compared to $229.5 million as of December 31, 2021.
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Collaboration Revenue: For the second quarter of 2022, collaboration revenue was $0.4 million, compared to no revenue for the same period in 2021.
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Research and Development (R&D) Expenses: For the second quarter of 2022, R&D expenses were $47.2 million, compared to $30.1 million for the same period in 2021.
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General and Administrative (G&A) Expenses: For the second quarter of 2022, G&A expenses were $12.4 million, compared to $8.6 million for the same period in 2021.
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Net Loss: For the second quarter of 2022, net loss was $58.6 million, or a loss of $1.33 per share, compared to a net loss of $38.7 million, or a loss of $1.16 per share, for the same period in 2021. The net loss included non-cash stock-based compensation expense of $11.3 million and $5.6 million for the second quarter of 2022 and 2021, respectively.

2022 Financial Guidance

IGM expects to end 2022 with a balance of approximately $400 million in cash and investments. IGM estimates full year collaboration revenue of approximately $1 million related to the Sanofi agreement. IGM reiterates its previously issued financial guidance expecting full year GAAP operating expenses of $250 million to $260 million including estimated non-cash stock-based compensation expense of approximately $50 million.

About IGM Biosciences, Inc.

IGM Biosciences is a clinical-stage biotechnology company committed to developing and delivering a new class of medicines to treat patients with cancer, infectious diseases and autoimmune and inflammatory diseases. The Company’s pipeline of clinical and preclinical assets is based on the IgM antibody, which has 10 binding sites compared to conventional IgG antibodies with only 2 binding sites. The Company also has an exclusive worldwide collaboration agreement with Sanofi to create, develop, manufacture, and commercialize IgM antibody agonists against oncology and immunology/inflammation targets. For more information, please visit www.igmbio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to IGM’s plans, expectations and forecasts and to future events. Such forward-looking statements include, but are not limited to: the potential of, and expectations regarding, IGM’s technology platform and its IgM antibodies and product candidates, including IGM-2323, IGM-8444, IGM-7354 and IGM-2644; expectations regarding the transaction with Sanofi, including all financial aspects of the collaboration; the potential benefits and results of the transaction with Sanofi, including goals of the collaboration; IGM’s plans and expectations regarding its clinical development efforts and activities; statements regarding the clinical development of IGM-2323, including the timing of reporting data; statements regarding the clinical development of IGM-8444, including the timing of reporting data and patient enrollment; the expected timing of filing INDs for IGM-7354 and IGM-2644; IGM’s expectations regarding its financial position and guidance, including collaboration revenue, operating expenses, stock-based compensation expense, and ending 2022 cash and investments; and statements by IGM’s Chief Executive Officer. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially, including but not limited to: potential delays and disruption resulting from the COVID-19 pandemic and governmental responses to the pandemic, including any future impacts to IGM’s operations, the manufacture of its product candidates, the progression of its clinical trials, enrollment in its current and future clinical trials and progression of its collaborations and related efforts; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of collaborations with third parties, including the agreement with Sanofi; IGM’s early stages of clinical drug development; risks related to the use of engineered IgM antibodies, which is a novel and unproven therapeutic approach; IGM’s ability to demonstrate the safety and efficacy of its product candidates; IGM’s ability to successfully and timely advance its product candidates through preclinical studies and clinical trials; IGM’s ability to enroll patients in its clinical trials; the potential for the results of clinical trials to differ from preclinical, preliminary, initial or expected results; the risk of significant adverse events, toxicities or other undesirable side effects; IGM’s ability to successfully manufacture and supply its product candidates for clinical trials; the potential impact of continuing or worsening supply chain constraints; the risk that all necessary regulatory approvals cannot be obtained; the potential market for IGM’s product candidates, and the progress and success of alternative therapeutics currently available or in development; IGM’s ability to obtain additional capital to finance its operations, if needed; uncertainties related to the projections of the size of patient populations suffering from the diseases IGM is targeting; IGM’s ability to obtain, maintain and protect its intellectual property rights; developments relating to IGM’s competitors and its industry, including competing product candidates and therapies; general economic and market conditions; and other risks and uncertainties, including those more fully described in IGM’s filings with the Securities and Exchange Commission (SEC), including IGM’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2022 and in IGM’s future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and IGM specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com

IGM Biosciences, Inc.

Selected Statement of Operations Data

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Collaboration revenue	$366	$-	$366	$-

Operating expenses:
Research and development (1)	47,218	30,089	86,093	53,661
General and administrative (1)	12,372	8,649	25,453	16,783
Total operating expenses	59,590	38,738	111,546	70,444
Loss from operations	(59,224)	(38,738)	(111,180)	(70,444)
Other income, net	629	24	691	86
Net loss	$(58,595)	$(38,714)	$(110,489)	$(70,358)

Net loss per share, basic and diluted	$(1.33)	$(1.16)	$(2.84)	$(2.11)
Weighted-average common shares outstanding, basic and diluted	43,919,092	33,371,753	38,906,839	33,350,492

(1) Amounts include stock-based compensation expense as follows:

Research and development	$6,335	$2,645	$12,942	$4,510
General and administrative	4,951	2,964	9,843	6,603
Total stock-based compensation expense	$11,286	$5,609	$22,785	$11,113

IGM Biosciences, Inc.

Selected Balance Sheet Data

(unaudited)

(in thousands)

	June 30,	December 31,
	2022	2021
Cash and investments	$513,205	$229,542
Total assets	582,197	298,127
Accounts payable	3,459	5,584
Accrued liabilities	24,568	18,876
Deferred revenue	149,634	—
Total liabilities	206,786	53,219
Accumulated deficit	(464,213)	(353,724)
Total stockholders' equity	375,411	244,908